As filed with the Securities and Exchange Commission on May 31, 2016 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRUEBLUE, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1287341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1015 A Street
Tacoma, Washington 98402
(Address of principal executive offices, including zip code)

2016 TrueBlue Omnibus Incentive Plan
(Full title of plan)

CT Corporation System
505 Union Avenue SE, Suite 120
Olympia, Washington 98501
(206) 318-5230

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Kristy T. Harlan
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
__________________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value, under the 2016 TrueBlue Omnibus Incentive Plan	1,542,944	N/A(2)	N/A(2)	N/A(2)

(1)
Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)
This Registration Statement covers 1,542,944 shares of common stock of the Registrant that may be issued under the 2016 TrueBlue Omnibus Incentive Plan. All 1,542,944 shares of common stock (the “Carried-Over Shares”) were previously registered for offer or sale under the Registrant’s Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Prior Plan”) pursuant to a registration statement on Form S-8 (File No. 333-190220) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on July 29, 2013 (the “2013 Registration Statement”). The Carried-Over Shares were not issued under the Prior Plan and will no longer be available for offer or sale under the Prior Plan. A post-effective amendment to the 2013 Registration Statement to deregister the Carried-Over Shares is being filed contemporaneously with the filing of this Registration Statement. Pursuant to Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, the Registrant has carried forward the registration fee related to the Carried-Over Shares. Therefore, no further registration fee is required.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of 1,542,944 shares of common stock, no par value (“Common Stock”), of TrueBlue, Inc. (the “Registrant”) under the 2016 TrueBlue Omnibus Incentive Plan (the “2016 Plan”), which was approved by the shareholders of the Registrant on May 11, 2016. All 1,542,944 shares of common stock (the “Carried-Over Shares”) were previously registered for offer or sale under the Registrant’s Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Prior Plan”) pursuant to a registration statement on Form S-8 (File No. 333-190220) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on July 29, 2013 (the “2013 Registration Statement”). A post-effective amendment to the 2013 Registration Statement to deregister the Carried-Over Shares is being filed contemporaneously with the filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of CERTAIN Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 25, 2015, filed with the Commission on February 22, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items); and

(c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed on October 7, 1998, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, as amended. Article 5(F) of the

Registrant’s amended and restated articles of incorporation and Article VIII of the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the Registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the Registrant for such purpose. The Registrant has entered into indemnification agreements with each of its directors. The indemnification agreements set out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for directors’ enforcement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant’s Articles contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed with the Commission May 11, 2016).

4.2	Amended and Restated By-Laws (Incorporated by reference to the Registrant’s Form 8-K filed on September 17, 2008).

5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	2016 TrueBlue Omnibus Incentive Plan.

Item 9. Undertakings.

    A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on May 31, 2016.

TRUEBLUE, INC.

/s/ Steven C. Cooper
By:	Steven C. Cooper Director and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Steven C. Cooper and Derrek L. Gafford, and each of them, either of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven C. Cooper	Director and Chief Executive Officer (principal executive officer)	May 31, 2016
Steven C. Cooper

/s/ Derrek L. Gafford	Chief Financial Officer and Executive Vice President (principal financial officer)	May 31, 2016
Derrek L. Gafford

/s/ Norman H. Frey	Chief Accounting Officer and Senior Vice President (principal accounting officer)	May 31, 2016
Norman H. Frey

/s/ Joseph P. Sambataro, Jr.	Director and Chairman of the Board	May 31, 2016
Joseph P. Sambataro, Jr.

/s/ Colleen B. Brown	Director	May 31, 2016
Colleen B. Brown

/s/ William C. Goings	Director	May 31, 2016
William C. Goings

/s/ Kim Harris Jones	Director	May 31, 2016
Kim Harris Jones

/s/ Stephen M. Robb	Director	May 31, 2016
Stephen M. Robb

/s/ Jeffrey B. Sakaguchi	Director	May 31, 2016
Jeffrey B. Sakaguchi

/s/ Bonnie W. Soodik	Director	May 31, 2016
Bonnie W. Soodik

/s/ William W. Steele	Director	May 31, 2016
William W. Steele

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed with the Commission May 11, 2016).

4.2	Amended and Restated By-Laws (Incorporated by reference to the Registrant’s Form 8-K filed on September 17, 2008).

5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	2016 TrueBlue Omnibus Incentive Plan.